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                                                                 Exhibit (d) (4)

INVESTCORP BANK E.C.                             INVESTCORP
                                                 P.O. Box 5340, Manama, Bahrain
                                                 Telephone: 532000
                                                 Telex: 9664 INCORP BN
                                                 Fax:  530816



Dave & Buster's, Inc.
2481 Manana Drive
Dallas, Texas  75220


      The undersigned, INVESTCORP BANK E.C. ("Investcorp"), hereby guarantees that D&B Acquisition Sub, Inc. ("Purchaser") and D&B Holdings I, Inc. ("Parent") will each perform its obligations under the Agreement and Plan of Merger dated as of May 30, 2002 by and among Purchaser, Parent and Dave & Buster's Inc. (the "Company") (the "Agreement"); provided, however, that this guarantee shall terminate immediately following the Effective Time of the Merger. The undersigned hereby represents and warrants to the Company that (i) it has full corporate power and authority to execute and deliver this agreement and perform its obligations hereunder, (ii) it has taken all actions necessary to authorize the execution, delivery and performance of this agreement by it, (iii) such execution, delivery and performance do not conflict with, violate or otherwise result in a default under its Certificate of Incorporation, By-laws or other organizational documents and (iv) this agreement is the legal, valid and binding obligation of Investcorp, enforceable against Investcorp in accordance with its terms.

                                      INVESTCORP BANK E.C.



                                      By: /s/ Salman A. Abbasi
                                          ----------------------------------
                                          Name:    Salman A. Abbasi
                                         Title:    Authorized Representative